EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Peter Rice	Vaughn Harring
(781) 280-6550	(781) 280-6855
peter.rice@mro.com	vaughn.harring@mro.com

MRO SOFTWARE REPORTS SECOND QUARTER RESULTS

Fiscal Year Guidance Confirmed

BEDFORD, Mass., April 14, 2005 – MRO Software, Inc. (Nasdaq: MROI), the leading provider of strategic asset management solutions, today announced its final results for the Company’s second quarter ended March 31, 2005.

Total revenues for the second quarter were $43.2 million compared with $44.6 million for the second quarter last year, a decrease of 3 percent.  On a GAAP basis, the Company reported net income for the second quarter of $0.6 million or $0.02 per diluted share, compared with a net income of $1.4 million or $0.05 per diluted share for the second quarter of fiscal 2004.

Pro forma net income (see Schedule A) for the second quarter was $1.0 million, or $0.04 per diluted share compared with pro forma net income of $2.0 million, or $0.08 per diluted share for same quarter last year. Pro forma results are adjusted for the amortization of acquired technology and other intangibles and the related tax effects.

For the second quarter, revenues from software license sales were $10.2 million, compared with $11.5 million for the same quarter last year, a decrease of 11 percent. During the second quarter, the Company sold 213 new software licenses. Support and services revenues were $33.0 million for the second quarter, compared with $33.2 million for the same quarter last year, a decrease of 1 percent.

The balance sheet as of March 31, 2005 contained $118.1 million in cash and marketable securities and no long-term debt. For the second quarter, deferred revenue was $33.7 million, and days sales outstanding (DSO) was 69 days.

“Maximo Enterprise Suite, the largest product development project we’ve ever undertaken, has been delivered on time and we expect it to contribute to our results in the second half of this year,” said Chip Drapeau, president and CEO, MRO Software. “Our industry-specific solutions continue to drive revenue and have proven to be competitive differentiators against both large ERP vendors and smaller niche providers. With a strong pipeline and new leadership in the sales organization, our outlook for the second half of the year remains solid.”

The Company reaffirmed its existing guidance for fiscal 2005, and expects software revenues to grow within the previously published range of 10 to 20 percent above fiscal 2004 results. As a result, the Company expects earnings to increase in the range of 15 to 25 percent over fiscal 2004 results on both a GAAP and pro forma basis. The Company expects revenues for the third quarter of fiscal 2005 to be in the range of $49 to $51 million, GAAP earnings to be in the range of $0.12 to $0.14 per share, and pro forma earnings to be in the range of $0.14 to $0.16 per share.

Expected results on a pro forma basis are adjusted for the amortization of acquired technology and other intangibles and the related tax effects.

MRO Software will hold its conference call to discuss the second fiscal second quarter earnings on Thursday, April 14, 2005. The call will begin at 4:30 p.m. EDT. To participate in this call within the U.S. and Canada, dial (800) 932-9896, international callers should dial (706) 634-5804. A digital recording of the call will be available beginning two hours after the call and will be available through April 21, 2005. To access the replay within the U.S.

and Canada, dial (800) 642-1687, international callers should dial (706) 645-9291, all participants should use conference ID: 5049221.

A webcast of this call will be available at: www.mro.com/investor. A transcript of the call will be promptly archived on the Investor Relations portion of the Company’s website, and may be found at: www.mro.com/investor

About MRO Software, Inc.

MRO Software is the leading provider of strategic asset and service management solutions. Maximo Enterprise Suite, the Company’s flagship solution, is delivered on a web-architected platform and increases productivity, optimizes asset performance, and service levels, reduces costs and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company’s asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software’s solutions customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees, 10,000 customers and more than 260,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things, slower than anticipated customer acceptance of our new products, and those factors discussed in the Section entitled “Factors Affecting Future Performance” in our quarterly report on Form 10-Q for the quarter ended December 31, 2004.

MAXIMO® is a registered trademark, and MRO SoftwareTM is a trademark, of MRO Software, Inc.

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MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
(in thousands, except per share data)
Revenues:
Software	$10,174	$11,452	$24,998	$23,662
Support and services	33,005	33,170	65,537	65,862
Total revenues	43,179	44,622	90,535	89,524

Cost of revenues:
Software	680	1,236	1,441	2,296
Support and services	16,320	15,407	31,935	30,180
Amortization of acquired technology	519	659	1,038	1,411
Total cost of revenues	17,519	17,302	34,414	33,887

Gross profit	25,660	27,320	56,121	55,637

Operating expenses:
Sales and marketing	13,351	13,835	28,582	27,545
Product development	6,958	7,097	13,738	14,103
General and administrative	4,459	4,389	8,937	8,854
Amortization of other intangibles	91	204	183	409
Total operating expenses	24,859	25,525	51,440	50,911

Income from operations	801	1,795	4,681	4,726

Interest income, net	647	244	1,118	448
Other income/(expense), net	(499)	113	71	(327)

Income before income taxes	949	2,152	5,870	4,847

Provision for income taxes	330	753	2,088	1,696

Net income	$619	$1,399	$3,782	$3,151

Net income per share, basic	$0.02	$0.06	$0.15	$0.13
Net income per share, diluted	$0.02	$0.05	$0.15	$0.12

Shares used to calculate net income per share
Basic	25,238	24,796	25,141	24,712
Diluted	25,727	25,460	25,559	25,326

MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PRO FORMA, AS ADJUSTED
Schedule A
(unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
(in thousands, except per share data)

GAAP net income	$619	$1,399	$3,782	$3,151

Pro forma adjustments

Amortization of other intangibles	91	204	183	409
Amortization of acquired technology	519	659	1,038	1,411
Related tax effects	(213)	(243)	(427)	(521)
Total pro forma adjustments	397	620	794	1,299

Pro forma net income, as adjusted	$1,016	$2,019	$4,576	$4,450

Pro forma diluted net income per share,
as adjusted	$0.04	$0.08	$0.18	$0.18

Shares used to calculate pro forma net income
per share, as adjusted	25,727	25,460	25,559	25,326

Note:

In this press release, the Company announced its earnings per share (EPS) on a GAAP and pro forma basis. Pro forma net income for fiscal year 2005 and 2004 is adjusted to exclude the amortization of acquired technology and other intangibles and the related tax effects.

Management believes that such pro forma EPS is useful to investors, first because it is important for investors to receive information in a form that is consistent with the Company's past practice, and second because the Company's amortization of acquired technology and other intangibles is substantially fixed, and is relatively large in comparision with the absolute value of the Company's operating income. The Company believes that by focusing on the impact of expenses that are to a greater extent subject to control by the Company's management, pro forma EPS provides investors with a more direct perspective on the performance of the Company and its management.

MRO SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2005	September 30, 2004
ASSETS
(in thousands)

Cash and cash equivalents	$73,072	$56,982
Marketable securities	33,191	36,152
Accounts receivable, net	33,326	36,636
Other current assets	7,563	6,542
TOTAL CURRENT ASSETS	147,152	136,312

Marketable securities	11,821	15,273
Property and equipment, net	7,815	7,227
Intangible assets, net	50,657	52,309
Other assets	11,007	11,600
TOTAL ASSETS	$228,452	$222,721

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$23,695	$28,778
Deferred revenue	32,929	29,373
TOTAL CURRENT LIABILITIES	56,624	58,151

Other long term liabilities	3,303	3,435
TOTAL LIABILITIES	59,927	61,586

STOCKHOLDERS’ EQUITY	168,525	161,135

TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$228,452	$222,721

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